(Logo)

                        QUESTAR CORPORATION
                         180 East 100 South
                          P. O. Box 45433
                  Salt Lake City, Utah 84145-0433

               ______________________________________

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     To be Held on May 15, 2001
              _______________________________________

     The Annual Meeting of Stockholders of Questar Corporation, a
Utah corporation (the "Company"), will be held at 1140 West 200
South, Salt Lake City, Utah, on Tuesday, May 15, 2001, at 10:00 a.m., local time, for the following purposes:

   1.  To elect five directors to hold office for three years;
   2.  To approve amendments to the Company's Long-term Stock
       Incentive  Plan; and
   3. To transact such other business as may properly come before the meeting.

    Stockholders of record as of March 19, 2001, are entitled to receive notice of and to vote at the Annual Meeting. If you have your shares registered in the name of a brokerage firm or trustee and plan to attend the meeting, please obtain a letter, account statement, or other evidence of your beneficial ownership of shares to facilitate your admittance to the meeting.

                 By Order of the
                 Board of Directors


                 /s/Connie C. Holbrook
                 Connie C. Holbrook
                 Senior Vice President,
                 General Counsel, and Secretary

Salt Lake City, Utah
April 2, 2001

                      YOUR VOTE IS IMPORTANT.

    It is important that as many shares as possible be represented at the Annual Meeting. Please date, sign, and promptly return your white proxy card in the enclosed envelope (which requires no postage if mailed within the United States). Your proxy may be revoked by you at any time before it is voted.


                         QUESTAR CORPORATION
                           PROXY STATEMENT

                             May 15, 2001

       This Proxy Statement is being furnished to stockholders of Questar Corporation, a Utah corporation, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Tuesday, May 15, 2001, at 10:00 a.m., local time, and any adjournment or postponement of such meeting. At the Annual Meeting, holders of common stock will elect five directors of the Company for three-year terms that expire in May of 2004 and approve amendments to the Company's Long-term Stock Incentive Plan. Information concerning the Annual Meeting and solicitation of proxies for it is presented in a question and answer format.

Q:     What am I voting on?

A:     You can cast your votes for the following two items:   (1) to
elect five directors Teresa Beck, R. D. Cash, Gary G. Michael, Gary
L. Nordloh, and Scott S. Parker to serve new three-year terms; and
(2) to approve the amendments to the Company's Long-term Stock
Incentive Plan.

Q:     Who can vote?

A:     Stockholders who owned shares as of the close of business on
March 19, 2001. Each holder is entitled to one vote for each share held on such date.

Q:     How do I vote?

A:     Sign and date each proxy card you receive and return it in the enclosed prepaid envelope. If you return your signed proxy card, but do not indicate how you want to vote, your shares will be voted for the named nominees and for the proposed amendments. You have the right to revoke your proxy by notifying the Company's Corporate Secretary prior to the meeting, by returning a later dated proxy, or by voting in person at the Annual Meeting.

       If you own shares through a broker or other nominee, you must return your proxy card to the broker. Your votes cannot be counted if you send the proxy directly to the Company.

Q:     What does it mean if I get more than one proxy card?

A:     It means that you hold shares registered in more than one
account. Sign and return all proxies to make sure that all your votes are counted, but consider consolidating your accounts to minimize the administrative cost of sending materials to you.

Q:     Who is soliciting my proxy?

A:     Questar's Board of Directors.  The Company has hired
Georgeson Shareholder Communications, Inc., an independent proxy solicitor, to help with the proxy solicitation, and has agreed to pay it a fee of $8,000 plus out-of-pocket expenses to assist with the solicitation.

Q:     Who is paying for the solicitation?

A:     The Company is paying for the solicitation of proxies and
will reimburse banks, brokers, and other custodians for reasonable charges to forward proxy materials to beneficial holders.
<PAGE 1>

Q:     What constitutes a quorum?

A:     On March 19, 2001, the Company had 80,735,138 shares of
common stock. A majority of the shares, or 40,367,570 shares, constitutes a quorum. Once a quorum is present, the nominees will be elected upon receiving a plurality of the shares represented at the meeting and the proposed amendments will be adopted upon receiving a majority of such shares. The Company's Bylaws provide that votes "withheld" from nominees will not be counted for purposes of determining whether a nominee receives a plurality of votes. Shares registered in the names of brokers for which proxies are voted for some but not all matters will be considered as voted only as to those matters actually voted. Abstentions, broker nonvotes, and instructions to withhold authority to vote for one or more of the nominees will result in such nominees receiving fewer votes. Such action, however, will not reduce the number of votes otherwise received by the nominee.

Q:     Who can attend the Annual Meeting?

A:     Any stockholder of record as of March 19, 2001, can attend.
If you own shares through a nominee or trustee, please obtain a letter, account statement, or other evidence of your ownership of shares as of such date.

Q:     How will my vote be handled on other matters?

A:     Questar's Bylaws limit the matters presented at an Annual
Meeting to those in the notice, those properly presented by the Board of Directors and those presented by stockholders so long as the stockholder gives the Corporate Secretary written notice of the matter at least 90 days before the meeting. We do not expect any other matter to come before the meeting. If any other matter is presented at the Annual Meeting, your signed proxy gives the named proxies authority to vote your shares. (See "Other Matters" on page 27 for a detailed discussion of the Company's Bylaw requirements.)

Q:     When are stockholder proposals due for the next Annual Meeting?

A:     To be considered for presentation at the Company's Annual
Meeting scheduled for May of 2002 and included in the proxy statement, a stockholder proposal must be received at the Company's office no later than December 3, 2001.

                        ELECTION OF DIRECTORS

       The Company's Restated Articles of Incorporation provide for a board of 13 directors, divided into three classes, approximately equal in number, elected to serve three-year terms.

       The Board of Directors has selected Teresa Beck, R. D. Cash, Gary G. Michael, Gary L. Nordloh, and Scott S. Parker as the nominees for election to three-year terms that expire in May of 2004. Unless you give other instructions for your shares, the proxies will be voted for the nominees.

       Each of the nominees has consented to serve for a new term. However, in the event that any nominee is unwilling or unable to serve as a director, the proxies named in the enclosed proxy may vote, in their discretion, for any other person.

       Biographical information concerning the nominees and the current directors of the Company whose terms will continue after the Annual Meeting is set forth on the following pages. Unless otherwise indicated, the nominees have been engaged in the same principal occupation for the past five years. Ages are correct as of the date of the Proxy Statement.
<PAGE 2>

                               Nominees

[Picture]              Ms. Teresa Beck was appointed to serve as a
                      director effective October 28, 1999.  Ms.
                      Beck, age 46, was President of American Stores from 1998 to 1999. She also served as American Stores' Chief Financial Officer from 1993 to 1998. She is a director of Textron, Inc.; Albertson's Inc.; Lexmark International Group, Inc.; and a trustee of Intermountain Health Care, The Children's Center, and the Salt Lake Organizing Committee for the Olympic Winter Games of 2002.

[Picture]              Mr. R. D. Cash has served as the Company's
                      Chief Executive Officer since May of 1984 and as the Company's Chairman of the Board since May of 1985. He also served as President of the Company from May of 1984 to February 1, 2001. Mr. Cash, age 58, has been a director of the Company since 1977 and also serves as a director of Zions Bancorporation, Zions First
                      National Bank,   and Associated Electric and
                      Gas Insurance Services Limited; and a trustee of the Salt Lake Organizing Committee for the Olympic Winter Games of 2002.

[Picture]              Mr. Gary G. Michael is Chairman and Chief
                      Executive Officer of Albertson's, Inc. and has served in this position since February of 1991. (He has announced his retirement from Albertson's, which will be effective in June
                      of 2001.)   Mr. Michael, age 60, has been a
                      director of the Company since 1994. He is a director of Albertson's and Boise Cascade Corporation and immediate past Chairman of the Board of Directors of the Federal Reserve Bank of San Francisco.

[Picture]              Mr. Gary L. Nordloh, age 53,  serves the
                      Company as Executive Vice President. He has served as a director of the Company since October of 1996. He has responsibility for the Company's market resources activities and is the President and Chief Executive Officer of each entity within that group, e.g. Wexpro Company (oil and gas development) and Questar Exploration and Production Company (oil and gas exploration and production).

[Picture]              Mr. Scott S. Parker, age 66, retired
                      effective December 31, 1998 as Chief Executive Officer of Intermountain Health Care, Inc., a position he had held since 1975. He was also President of this same organization from April of 1975 to April of 1998 and currently serves as a member of the Board of Trustees. He serves as a director of First Consulting Group; Sutter Health, Inc.; Ascension Health Inc.; and Bonneville International Inc.
<PAGE 3>

         Continuing Directors (Present Term Expires in 2002)

[Picture]              Mr. Patrick J. Early, age 68, served as Vice
                      Chairman of Amoco Corporation from July of
                      1992 until his retirement in April of 1995.
                      He has served as a director of the Company since 1995. He was also a director of Amoco Corporation from 1989 until his retirement.

[Picture]              Mr. Dixie L. Leavitt is the founder and
                      Chairman of the Board of the Leavitt Insurance Group (a group of approximately 80 independent insurance agencies located in 11 western states). Mr. Leavitt, age 71, is also President and Chairman of entities engaged in dairy, cattle, agriculture, and real estate operations in Utah and southern Nevada. He has been a director of the Company since 1987.


[Picture]              Mr. D. N. Rose serves the Company as
                      Executive Vice President.  He has
                      responsibility for the Company's regulated
                      activities and is the President and Chief
                      Executive Officer of each corporate entity
                      within that group, e.g., Questar Gas Company
                      (retail natural gas distribution) and Questar Pipeline Company (interstate transmission of
                      natural gas).   He has served as a director of
                      the Company since 1984. Mr. Rose, age 56, is also a trustee of Westminster College and Chairman of the American Gas Association.

         Continuing Directors (Present Term Expires in 2003)

[Picture]              Mr. W. Whitley Hawkins owns HBI, Inc., which
                      manufactures chemical coating products. He retired as President and Chief Operating Officer of Delta Air Lines in March of 1993. Mr. Hawkins, age 69, has served as a director of the Company since 1991 and also serves on the Advisory Council of SunTrust Bank and on the Advisory Board of the International Airline Passengers Association.

[Picture]              Mr. Robert E. Kadlec has a venture capital
                      firm, Bentley Capital Corp.  He retired as
                      President and Chief Executive Officer of BC
                      Gas Inc., effective December 31, 1995.  Mr.
                      Kadlec, age 67, has been a director of the Company since 1987. He is a director of BC Gas Inc., Trans Mountain Pipe Line Company Ltd., British Pacific Properties Ltd., International Forest Products Ltd., and the Vancouver International Airport Authority.
<PAGE 4>

[Picture]              Mr. Keith O. Rattie was appointed to
                      serve as a director of the Company effective
                      February 1, 2001, concurrently with his
                      appointment as the Company's President and Chief Operating Officer. Prior to his appointment, Mr. Rattie, age 47, served as President and Chief Executive Officer of Coastal Gas Services Company and Senior Vice President of The Coastal Corporation from 1997 to January 30, 2001. He also served as President and Chief Executive Officer of Coastal Gas International Company from 1995 to 1997. Prior to working for Coastal, Mr.
                      Rattie spent 19 years with Chevron Corporation.

[Picture]              Mr. Harris H. Simmons is the President
                      and Chief Executive Officer of Zions
                      Bancorporation and the Chairman of the Board of Zions First National Bank and is also a director of Zions Bancorporation. Mr. Simmons, age 46, has served as a director since 1992. He also serves as a director of
                      O. C. Tanner Company.

            INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Committees

       The following section contains information about Board
Committees:

Name of Director   Finance/Audit    Management    Nominating    Executive
                                    Performance

T. Beck                   X              X
R. D. Cash                                               X1         X
P. J. Early               X              X
W. W. Hawkins                            X               X          X
R. E. Kadlec              X              X                          X1
D. L. Leavitt             X                              X          X
G. G. Michael             X              X1                         X
G. L. Nordloh
S. S. Parker              X                              X
K. O. Rattie
D. N. Rose
H. H. Simmons             X1                             X          X

Meetings held in 2000     2               1              1          2
____________

1Chairman

       Finance and Audit: Reviews auditing, accounting, financial reporting, and internal control functions; recommends the appointment of the Company's outside auditors; monitors financing
<PAGE 5)

requirements, dividend policy, and investment relations activities; oversees compliance activities. The Company's common stock is listed on the New York Stock Exchange and is governed by its listing standards. The Committee has adopted a charter, officially referred to as a "Statement of Responsibilities", which is attached as Appendix B. The Company's Board has determined that all members of the Committee meet the independence standards of Section 303.01(B)(2)(a) and (3) of the Rules of the New York Stock Exchange.
 The Committee's report is located on page 26.

       Management Performance: Reviews the performance of R. D. Cash, salary and compensation arrangements paid to the Company's officers; administers the Long-term Stock Incentive Plan; and makes recommendations about participants, performance objectives and awards under the Annual Management Incentive Plans adopted by the Company and its major operating subsidiaries. All members are nonemployee directors.

       Nominating: Recommends individuals for nomination to the Board of Directors. Will consider director candidates suggested by shareholders, but hasn't established formal procedure.

       Executive: May act on behalf of the Board of Directors and handle special assignments. During 2000 the Executive Committee functioned as a "Search Committee" to locate and hire Mr. Rattie.

Attendance at Board and Committee Meetings

       The Company's Board of Directors held four regular meetings during 2000; Board Committees held a total of seven meetings. With the exception of Mr. Hawkins, all directors attended at least 75 percent of the meetings. The Company's directors had an overall attendance percentage of 97.7 percent.

Directors' Compensation

       The Company's nonemployee directors receive the following compensation for their service as directors:

        Annual Retainer:        $15,600 (monthly installments of $1,300)
        Board Meeting Fee:      $1,000
        Committee Meeting Fee:  $800 ($1,000 for Chairmen)
        Telephone Attendance:   All meeting fees are reduced by
                                $200 if director participates
                                by telephone call.

Directors also receive annual retainer fees of $4,800 (monthly installments of $400) and meeting fees of $600 for service as directors of the Company's primary subsidiaries.

       Nonemployee directors can defer the receipt of their fees and have such deferred fees credited with interest as if invested in long-term certificates of deposit or be accounted for with "phantom shares" of the Company's common stock.

       Nonemployee directors also receive annual grants of nonqualified stock options at the first regular meeting of the Board of Directors. On February 13, 2001, eligible directors, with the exception of Messrs. Kadlec, Michael, and Simmons, each received a stock option to purchase 6,400 shares. The three named directors each received a stock option to purchase 8,000 shares, reflecting added responsibilities as Chairmen of Board Committees. The options are priced at the closing price on the date of grant, which was $28.01.

       Nonemployee directors can elect to receive their fees in shares of stock. The plan for providing payment of fees in stock and the stock option plan have both been approved by the Company's shareholders.

       The Company has entered into individual indemnification agreements with all directors, including Messrs. Cash, Nordloh, Rattie, and Rose, indemnifying them as directors. The form of these agreements was approved by the Company's stockholders at the 1988 Annual Meeting.
<PAGE 6>

Directors' Retirement Policy

       In May of 1992, the Board of Directors adopted a retirement policy that permits an outside director to continue serving in such position until the annual meeting following his 72nd birthday if still actively engaged in business, financial, and community affairs. With the exception of the Company's Chief Executive Officer, any inside director is expected to resign as a director on or before the date of his retirement as an employee.

Certain Relationships and Related Transactions

       Ms. Beck and Mr. Parker serve as members of the Board of Trustees of Intermountain Health Care, Inc. (IHC), a nonprofit corporation that provides health care services in the Company's areas of operation. Mr. Parker is also the former President and Chief Executive Officer of IHC. The Company offers two health maintenance organizations through IHC as options available to employees under the Company's health plan. In 2000, the Company and its subsidiaries paid IHC a total sum of $852,654 in administrative fees.

       Mr. Kadlec is a director of BC Gas Inc. BC Gas has contracts with Questar Energy Trading for the purchase of gas during the winter heating season and for the sale of gas during the summer months. During 2000, Questar Energy paid BC Gas $530,155 for gas deliveries from BC Gas. BC Gas also has long-term contracts with Questar Pipeline for storage service and was charged $1,441,821 for such service during 2000.

       Mr. Simmons is the Chairman of the Board of Zions First National Bank. The Company has a line of credit through Zions, which is priced at the same competitive range paid by the Company for other lines of credit. Some Company subsidiaries have accounts with Zions, which have commercial terms available to other clients.

         SECURITY OWNERSHIP, DIRECTORS AND EXECUTIVE OFFICERS

       The following table lists the shares of stock beneficially owned by each of the directors and each executive officer named on page 11 and all directors and executive officers as a group as of March 1, 2001 (unless otherwise noted). Except as noted, each person has sole voting and investment power over the shares shown in the table.

                            Amount and Nature of
                      Common Stock Beneficially Owned

                     Number of       Right to    Percent of    Phantom Stock
                     Shares Owned    Acquire1     Class 2         Units3

Teresa Beck                  580        6,400         *              2,098
R. D. Cash4,5,6,7       323,100      372,887       .86             59,233
P. J. Early               14,000       19,200         *              9,205
W. Whitley Hawkins        13,465       42,400         *              3,512
C. M. Heiner5            159,378       74,261       .29              8,603
Robert E. Kadlec8         22,328       46,800         *                  0
Dixie L. Leavitt7         34,659            0         *             29,888
Gary G. Michael            6,400            0         *             11,971
Gary L. Nordloh5,6,7     89,069       92,947        .23             10,780
Scott S. Parker              869       19,200         *              4,982
S. E. Parks5,6,7          89,737       89,449       .22              1,647
K. O. Rattie              26,000            0                            0
D. N. Rose5,6            102,741      148,986       .31             10,968
Harris H. Simmons          2,200       51,200         *             14,269

All directors and      1,091,480    1,121,195      2.71            178,861
executive officers (17 individuals
including those listed above)
__________
<PAGE 7>

       1Shares that can be acquired by exercising stock options within 60 days of March 1, 2001.

       2Unless otherwise listed, the percentage of shares owned is less than .10%. (The percentages do not include phantom stock units.) The percentages of beneficial ownership have been calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

       3Phantom stock units are held through the various deferred compensation plans available to the Company's directors and officers. Although these plans only permit such units to be paid in the form of cash, investment in such units represent the same investment in the performance of the Company's common stock as does investment in actual shares of common stock.

       4Mr. Cash is the Chairman of the Board of Trustees of the Questar Corporation Educational Foundation, the Questar Corporation Arts Foundation, and the Questar Corporation Native American Scholarship Foundation, three nonprofit corporations that own an aggregate of 55,213 shares of the Company's common stock. As Chairman, Mr. Cash has voting power for such shares, but disclaims any beneficial ownership of the shares. The shares are not included in the total set opposite his name.

       5The Company's executive officers have shares held for their accounts in the Company's Employee Investment Plan. The number of shares opposite each of their names includes shares of stock through such plan as of January 31, 2001 as follows: Mr. Cash, 76,854 shares; Mr. Nordloh, 22,079 shares; Mr. Rose, 42,839 shares; Mr. Heiner, 54,974 shares; and Mr. Parks, 18,581 shares.

       6The Company's executive officers acquired restricted shares of the Company's common stock in partial payment of bonuses earned under the Annual Management Incentive Plans. Mr. Nordloh also acquired restricted shares of the Company's common stock under employee compensation plans adopted by the Market Resources segment.
 The number of shares opposite each of their names includes the following shares of restricted stock beneficially owned as of March 1, 2001: Mr. Cash, 10,176 shares; Mr. Nordloh, 5,653 shares; Mr. Rose, 3,276 shares; Mr. Heiner, 581 shares; and Mr. Parks, 1,994 shares. The officers receive dividends on such shares and have voting powers for such shares, but cannot dispose of them until they vest.

       7Of the total shares reported for Mr. Cash, 33,400 shares are owned by his family's private foundation and 4,646 shares are in family trusts for which Mr. Cash shares voting and investment control. Mr. Leavitt owns his shares of record jointly with his wife. Some of Mr. Nordloh's record shares are owned by family trusts. Some of Mr. Parks' record shares are owned jointly with his spouse. Mr. Rattie's non-restricted shares are owned jointly with his spouse.

       8Mr. Kadlec's wife beneficially owns 400 shares of common stock. Mr. Kadlec has voting control and investment control over such shares. Such shares are included in the shares listed opposite his name.

                SECURITY OWNERSHIP, PRINCIPAL HOLDERS

       The following table sets forth information, as of December
31, 2000, with respect to each person known by the Company to beneficially own at least 5 percent of its common stock.

Name and Address of             Shares and Nature of
  Beneficial Owner              Beneficial Ownership         Percent of Class

Capital Research and                  5,925,000                     7.3
  Management Company             Investment Advisor1
333 South Hope Street
Los Angeles, California 90071

Wells Fargo and Company               5,129,430                     6.3
420 Montgomery Street            Parent Holding Company
San Francisco, California 94104        and Bank2
First Security Bank, N.A.
79 South Main Street
Salt Lake City, Utah 84110

Jennison Associates LLC               4,285,800                     5.3
466 Lexington Avenue              Investment Advisor3
New York, New York 10017
____________

       1In the Schedule 13G dated February 9, 2001, Capital indicated that it had sole power to dispose of 5,925,000 shares but had no power, sole or shared, to vote any shares.

       2Of this total, First Security (a subsidiary of Wells Fargo) beneficially owns 4,798,952 shares in its role as trustee of the Employee Investment Plan sponsored by the Company. Participating employees can direct the voting of such shares. First Security has a total of 4,961,660 shares, which are included in the shares reported by Wells Fargo. Wells Fargo indicated that it has shared voting power for 26,138 shares, sole dispositive power for 117,727 shares, and shared dispositive power for 51,526 shares.

       3In its Schedule 13G dated September 18, 2000, Jennison indicated that it had sole power to vote (or direct the vote) of 4,285,800 shares and no power to dispose or direct the disposition of such shares. The Prudential Insurance Company of America own 100 percent of Jennison's equity interests.
<PAGE 8>

                        EXECUTIVE COMPENSATION

       The following Summary Compensation Table lists compensation earned by Mr. Cash and the other four most highly compensated executive officers during 1998, 1999, and 2000.

                             SUMMARY COMPENSATION TABLE
                   Annual Compensation            Long-Term Compensation
                                                                    All Other
                                              Restricted Stock      Compen-
                 Year  Base Salary($) Bonus($)1 Awards($)2  Options sation($)4

Name and Prin-
 pal Position

R. D. Cash       2000       500,000    263,218   263,182    198,440    27,494
Chairman,
President, and   1999       500,000     23,400    23,400    140,000    30,010
Chief Executive
Officer          1998       490,000     24,356    24,344    130,000    63,573


G. L. Nordloh    2000       318,000    109,814   108,679    115,500    19,139
President and
Chief Executive  1999       295,000     57,961    48,105     75,000    17,912
Officer
Market Resources 1998       295,000     19,739     5,797     64,000    38,361
Companies

D. N. Rose       2000       303,900     91,803    91,761    115,500    16,358
President and
Chief Executive  1999       302,417          0         0     75,000    18,654
Officer
Regulated        1998       291,783     29,770    29,750     64,000    38,403
Services
Companies

C. M. Heiner5    2000       213,800     16,312    16,274     66,000    23,650
Chief Operating
Officer          1999       245,800     64,363         0     42,000    18,193
Consonus, Inc.
(Data Security   1998       244,600    106,511         0     42,000    28,720
Subsidiary)

S. E. Parks6     2000       196,667     53,713    53,667     52,500    10,261
Senior Vice
President,       1999       185,417      5,108     2,355     34,000    14,148
Treasurer, and
Chief Financial  1998       171,550     12,377     4,165     34,000    21,383
Officer
_______________

        1Amounts listed under this heading for 2000 include cash payments awarded under the 2000 Annual Management Incentive Plans (AMIPs), cash payments awarded under the 2000 general employee compensation plans adopted by Market Resources (Market Resources Plans), and Questar InfoComm.

        2Amounts under this heading for 2000 include the value (as of the grant date) of any shares of restricted stock granted in 2001, in lieu of cash, as partial payment of bonuses earned under the 2000 AMIPs and the value of any shares of restricted stock granted in connection with the 2000 Plan of Market Resources. All shares of restricted stock vest in two annual, equal installments on the first business day in February of the first and second years following the grant date. Dividends are paid on the restricted shares at the same rate dividends are paid on other outstanding shares of the Company's common stock. As of December 31, 2000, the amounts were: Mr. Cash, 2,276 shares worth $68,417; Mr. Nordloh, 3,377 shares worth $101,513; Mr. Rose, 875 shares worth $26,303; and Mr. Parks, 279 shares worth $8,387.

        3The 2000 options reflected a one-time decision to grant options that were 150 percent of original recommendations.

        4The 2000 figures include:

             Employee Investment Plan     Deferred Share Plan    Unused
                  Contributions ($)        Contributions ($)    Vacation ($)

Mr. Cash              8,360                       19,134                0
Mr. Nordloh           8,360                       10,779                0
Mr. Rose              8,360                        7,998                0
Mr. Heiner            8,160                        2,694           12,796
Mr. Parks             8,360                        1,901                0

        5Mr. Heiner served as President and Chief Executive Officer of Questar InfoComm until May 31, 2000.
        6Mr. Parks was promoted to Senior Vice President effective March 1,
2001.
<PAGE 9>

     The following table lists information concerning the stock options that were granted to the Company's named executive officers during 2000 under the Company's Long-term Stock Incentive Plan. (The 2000 stock option reflected a one-time decision to grant options that were 150 percent of normal as a special incentive to motivate participants to improve the Company's stock price.) No stock appreciation rights (SARs) were granted during 2000; none have been granted under the Plan.

                    Option/Grants in Last Fiscal Year

                           % of Total
                Options  Options Granted   Exercise or
                Granted  to Employees in   Base Price  Expiration  Grant Date
Name             (#)1    Last Fiscal Year   ($/Share)     Date     Value ($)2

R. D. Cash      198,440         16.6            15.0     2/8/2010     670,727
G. L. Nordloh   115,500          9.7            15.0     2/8/2010     390,390
D. N. Rose      115,500          9.7            15.0     2/8/2010     390,390
C. M. Heiner     66,000          5.5            15.0     2/8/2010     223,080
S. E. Parks      52,800          4.4            15.0     2/8/2010     178,464
      ___________

      1These stock options vest in four annual, equal installments, with the first installment exercisable as of August 8, 2000. Participants can use cash or previously-owned shares as consideration for option shares. Options expire when a participant terminates his employment, unless termination is caused by an approved retirement, termination at age 55 or later, death, or disability. Options can be exercised 12 months following a participant's death or disability. Options may be exercised after retirement for terms specified in the terms of the individual option agreements.

      2 When calculating the present value of options as of the date granted
(February 8, 2000), the   Company used the Black-Scholes option pricing model.
The Company assumed a volatility of 25.1 percent, a risk-free interest rate of 6.79 percent, a dividend yield of 4.53 percent, and an average life of
7.0 years. (As of the date of the Proxy Statement, the options granted in 2000 have a higher value than the value shown on the table.)

      The following table lists information concerning the stock options that were exercised by the named executive officers during 2000 and the total options and their value held by each at year-end 2000.

                     Option Exercises in Last Fiscal Year
                      and Fiscal Year-end Option Values

              Shares                   Number of Unexercised      Value of Unexercised,
              Acquired or   Value         Options atYear-End      In-the-Money Options
              Exercised1    Realized             (#)                At Year-End ($)1
Name              (#)         ($)    Exercisable  Unexercisable   Exercisable  Unexercisable
R. D. Cash     142,957   1,704,670    375,985      251,330         4,665,855     3,437,842
G. L. Nordloh   85,428     697,464    105,947      140,125         1,064,283     1,933,283
D. N. Rose      69,993     447,719    148,986      140,125         1,672,979     1,933,283
C. M. Heiner   118,239   1,366,715     74,261       81,000           769,667     1,110,923
S. E. Parks     47,284     606,127     89,449       64,875         1,029,108       888,830
      ____________

      1The "value" is calculated by subtracting the fair market value of the shares purchased on the date of exercise minus the option price. This table does not reflect any taxes paid by the named executives as a result of exercising options or selling all or any portion of the shares obtained as a result of exercising options. The current value of the shares may be higher or lower than the aggregate value reported in the table.
<PAGE 10>

      Retirement Plans

     The Company maintains a noncontributory retirement plan that is funded actuarially and does not involve specific contributions for any one individual. The following table lists the estimated annual benefits payable on a straight line annuity basis under the Company's Retirement Plan as of December 31, 2000, and, if necessary, the Company's Supplemental Executive Retirement Plan (SERP). The benefits shown are based on earnings and years of service for an employee reaching normal retirement age of 65 in 2000, do not include Social Security benefits, and reflect a 50 percent surviving spouse benefit. Benefits under the Retirement Plan are not reduced or offset by Social Security benefits, although participants who retire prior to age 62 do receive a temporary supplement until reaching age 62.

                       Pension Plan Table

Highest Consecutive
Three-Year Average                         Years of Service
Annual Compensation      15         20         25         30         35

   $200,000            53,841     71,788     89,735     94,735     99,735
    250,000            68,091     90,788    113,485    119,735    125,985
    300,000            82,341    109,788    137,235    144,735    152,235
    350,000            96,591    128,788    160,985    169,735    178,485
    400,000           110,841    147,788    184,735    194,735    204,735
    450,000           125,091    166,788    208,485    219,735    230,985
    500,000           139,341    185,788    232,235    244,735    257,235
    550,000           153,591    204,788    255,985    269,735    283,485
    600,000           167,841    223,788    279,735    294,735    309,735
    650,000           182,091    242,788    303,485    319,735    335,985
    700,000           196,341    261,788    327,235    344,735    362,235

             The Company's Retirement Plan has a "step rate/excess" benefit formula. The formula provides for a basic benefit that is calculated by multiplying the employee's final average earnings by a specified basic benefit factor and by subsequently multiplying such sum by the employee's years of service (to a maximum of 25).
       This basic benefit is increased for each year of service in excess of 25 and is reduced for retirement prior to age 62. Employees also receive a permanent supplemental benefit that is calculated by multiplying the difference between the employee's final average earnings and his "covered compensation" by a supplemental factor that varies by age. (The term "covered compensation" refers to the 35-year average Social Security wage base tied to year of an employee's birth.) Employees who retire prior to age 62 also receive a temporary supplement that is tied to years of service until they are eligible to receive Social Security benefits at age 62.

             Federal tax laws impose limits on the amount of a participant's annual compensation that can be used when calculating benefits under qualified plans and on the amount of benefits that can be paid to a participant from such plans. The SERP, a nonqualified plan, was adopted in 1987 to compensate officers who are affected by these limits. It provides retirement benefits equal to the difference between the benefits payable under the qualified Retirement Plan and the benefits that would be payable absent such limits. The SERP also permits participants to make advance elections to receive lump-sum payments. All of the officers listed in the table earn annual compensation in excess of the current cap of $170,000, and all of them have vested benefits under the SERP.

             Information concerning each named executive officer's compensation, final average earnings, and years of service as of December 31, 2000 is shown below:
<PAGE 11>

                          2000
                    Retirement Benefit        Final
                       Compensation       Average Earnings   Years of Service

      R. D. Cash          $568,612            $656,553               25.0
      G. L. Nordloh        395,525             390,490               16.4
      D. N. Rose           336,622             394,300               31.4
      C. M. Heiner         215,921             350,267               29.4
      S. E. Parks          210,070             210,402               26.4

      Each officer's 2000 compensation for purpose of the Company's retirement plans is different than shown on the table because the former includes cash payments when made, not when earned; and the value of restricted stock when distributed, not granted. Mr. Heiner's retirement benefit compensation and years of service listed above exclude compensation and service after his transfer to Consonus, which does not participate in the Company's Retirement Plan.

      Executive Severance Compensation Plan

             The Company has an Executive Severance
      Compensation Plan that covers the Company's executive officers and all other officers of the Company and its affiliated companies. Under this plan, participants, following a change in control of the Company, are eligible to receive compensation equal to up to two years' salary, cash bonuses, and miscellaneous benefits upon a termination of their employment (as defined in the plan).

             The dollar amounts payable to the Company's executive officers (based on current salaries paid by the Company and its affiliates) in the event of a change in control of the Company are as follows: $1,200,000 to Mr. Cash; $800,000 to Mr. Rattie: $662,000 to Mr.
      Nordloh; $632,000 to Mr. Rose; and $425,000 to Mr. Parks. The Company's executive officers would also receive cash bonuses, supplemental retirement benefits, and welfare plan benefits.

             Under the plan, a "change in control" is defined to include any change in control required to be reported under Item 6(e) of Schedule A of Regulation 14A of the Securities Exchange Act of 1934, as amended. A change in control is also deemed to occur once any acquiring person becomes the beneficial owner, directly or indirectly, of securities representing 15 percent or more of the Company's outstanding shares of common stock.

              CUMULATIVE TOTAL SHAREHOLDER RETURN

             The following graph compares the cumulative total return of the Company's common stock with the cumulative total returns of a group of diversified natural gas companies published by Value Line, Inc., which is a peer group of seven diversified natural gas companies selected by the Company, and the S&P Composite-500 Stock Index. The Company believes performance of the seven peer company group to be a better benchmark of performance due to the higher concentration of commodity price exposure, relative size, and business mix of such companies. (The seven peer companies are Energen Corporation; Equitable Resources, Inc.; Kinder Morgan, Inc.; MCN Energy Group, Inc.; National Fuel Gas Company; ONEOK, Inc.; and Southwestern Energy Company. Columbia Energy Group and Consolidated Natural Gas Company are no longer in the group since they have been acquired by or merged into other entities.)

                      1995      1996      1997     1998      1999      2000

      Questar       $100.00   $113.53   $142.34   $127.76   $102.62   $212.80
      Seven Peers    100.00    125.24    165.64    122.83    126.10    228.91
      S&P 500        100.00    123.11    164.64    211.00    255.40    232.19


      The chart assumes $100 is invested at the close of trading on December 31, 1995 in the Company's common stock, the equities of peer companies, and the S&P 500 Index. It also assumes all dividends are reinvested. For 2000, the Company had a return of 107.4 compared to a return of 81.5 percent for the Questar peer group, and a return of -9.1 percent for the S&P Index. For the five-year period, the Company had a compound annual return of 16.3 percent compared to returns of 18.0 percent for the Questar peer group and 18.3 percent for the S&P 500 Index.

           COMMITTEE REPORT ON EXECUTIVE COMPENSATION

             The Management Performance Committee (Committee) is a Committee of outside directors that is chaired by Gary G. Michael. Our members include Teresa Beck, Patrick J. Early, W. Whitley Hawkins, and Robert E. Kadlec. We review and approve all elements of the total compensation program for officers of the Company and administer the Company's Long-term Stock Incentive Plan.
       We monitor the Company's executive compensation programs to verify that they are aligned with the Company's business strategies and financial goals. We believe that such programs motivate the Company's officers to acquire and retain appropriate levels of stock ownership and are competitive with programs offered by the Company's peers. We determined that the total compensation earned by the Company's officers in 2000 achieved these objectives and is fair and reasonable.

             Each year, we review the performance of the Company on a consolidated basis and the performance of the Company's major lines of business and compare such performance to specified groups of peer companies.

             We also assess the individual performance of officers, particularly the performance of R. D. Cash and a group that includes the other named executive officers listed in the Summary Compensation Table. We periodically direct outside consultants to perform an in-depth audit and analysis of the total compensation paid to the Company's officers and received such a report in early 2001.

             The Company's total compensation program for officers includes base salaries, annual bonuses, and stock options. The total program is designed to attract, motivate, reward and retain the broad-based management talent required to achieve corporate objectives and increase shareholder value. Each of these components of the total program is discussed in greater detail below.

      Base Salaries

             We review base salaries for the Company's officers on an annual basis. Such salaries are generally pegged at or near the 50th percentile or market average of survey data. We have historically awarded salary increases to Mr. Cash and other officers based on an assessment of each officer's comparison with survey data, responsibilities, experience and performance. The salaries earned by the named executive officers during 2000 are listed in the table shown on page 9.

<PAGE 13>

      Annual Bonuses

             All Company officers, but particularly the five highest paid officers, have a significant portion of their total compensation at risk. Annual bonuses are directly linked to key financial and operating objectives for the major business units and for the Company on a consolidated basis. Each year, we review and approve annual specified performance objectives. Performance objectives are both financial (e.g., net income, return on equity) and efficiency objectives (e.g., customer service rating, safety performance, finding costs, operating and maintenance costs). The performance objectives are set after we review actual results for the prior year and budgeted results for the year in question and are generally higher than actual results for the prior year and expectations for the current year.

             An overall performance factor is multiplied by each officer's target bonus to determine his earned bonus. Each officer's target bonus is a percentage of his base salary in effect at the time the target bonus is approved. We also determine the allocation of each officer's target bonus between business unit results and consolidated results. As a general rule, one-half of each officer's earned bonus is paid in cash; the remainder is paid in shares of restricted stock that vest in two annual, equal installments. (We changed this provision for plan years beginning in 2001 to specify that 67 percent of an earned bonus is paid in cash; the remainder is paid in shares of restricted stock that vests one year after being granted.)

      Stock Options

             Annual grants of stock options are awarded to the Company's officers and key employees as part of their
      "risk-based" compensation.   As a general rule, we use
      the prior year's grant as the basis for determining each subsequent year's grant, but we do change the size of grants when participants are promoted to new positions or when surveys indicate that stock options should be adjusted. In February of 2000, we made a one-time grant of stock options that were 150 percent of the original recommendation to provide a special motivation to participants to increase the Company's performance and resulting stock value. These grants are awarded pursuant to the terms of an omnibus Long-term Stock Incentive Plan, which allows us broad flexibility to use a wide range of stock-based performance awards. In February of 2001, we relied on the consultant's report when setting option grant levels.

             Stock options, from our perspective, focus attention on managing the Company from a long-term investor's perspective and encourage officers to have a significant, personal investment in the Company through stock ownership. Stock options awarded to officers and key employees become valuable only as the Company's performance is reflected in increased stock prices. Stock options constitute the Company's only long-term incentive compensation program. Officers are encouraged to retain their stock for long-term investment, rather than sell option shares after purchasing them.

             We have established stock ownership guidelines for officers. (Phantom stock units attributable to an officer's deferred compensation are included.) All of the officers named in the Summary Compensation Table satisfy these guidelines, which constitute a multiple of their base salaries.

             Information concerning the stock options granted to the Company's highest ranking executive officers in 2000 is included in the table labeled "Option/Grants in Last Fiscal Year." The table labeled "Option Exercises" provides information concerning the value realized by the individual members of the group when exercising stock options in 2000 and the year-end value of their remaining stock options.

      Specific Compensation Decisions

             The Company's consolidated 2000 performance reflects the outstanding success of its nonregulated business segment that capitalized on higher commodity prices, favorable drilling results, and improved amortization rates. The Company's regulated business segment performed better in 2000 than in 1999, reflecting the completion of a general rate case and additional cost cutting. The bonuses payable to the Company's officers, including Mr. Cash, reflected the
<PAGE 14>

      success achieved by the Company in 2000. We relied on information supplied by the consultant to increase Mr. Cash's salary from $500,000 to $600,000 effective March 1, 2001. (Mr. Cash did not receive a salary increase
      between March 1, 1998 and March 1, 2001.)    We also
      awarded him an option to purchase 180,000 shares and set his target bonus at 75 percent of his current base salary, or $375,000.

             We also approved the compensation package awarded to Keith O. Rattie, the Company's new President and Chief Operating Officer. Mr. Rattie, pursuant to the terms of his employment agreement, was granted a base salary of $400,000 per year, a special option to purchase 100,000 shares of stock on February 1, 2001, together with an option to purchase 100,000 shares of stock on February 13, 2001, and a special grant of 21,000 restricted shares of stock that vest over three years. Mr. Rattie's target bonus for the 2001 plan year was set at 60 percent.

             Finally, we reviewed and approved the proposed amendments to the Company's Long-term Stock Incentive
      Plan described later.

      Miscellaneous

             We support the Company's historic philosophy that officers are not fundamentally different than employees, but are paid more due to the nature of their responsibilities, their experience, and the greater demands on their time. Consequently, we support the Company's traditional practice of limiting the perquisites granted to officers. Company officers do not have first-class travel privileges, cars, country club memberships, supplemental welfare benefit plans, executive dining room service, or personal use of the Company's airplane.

             Federal tax law precludes the Company from
      deducting compensation paid in excess of $1 million per year to any named executive officer. Performance-based compensation, however, is not subject to this deductibility limit. Awards under the Company's Long-term Stock Incentive Plan qualify for performance-based compensation. (The proposal to extend the term of this plan and make other amendments is described on pages 15-20.) Consequently, the Company can continue to take a deduction for any ordinary income recognized by officers when exercising nonqualified
      stock options.    The Company's cash bonus plans do not
      qualify as performance based plans.

                                ManagementPerformance Committee
                                     Gary G. Michael, Chairman
                                     Teresa Beck
                                     Patrick J. Early
                                     W. Whitley Hawkins
                                     Robert E. Kadlec

          AMENDMENTS TO LONG-TERM STOCK INCENTIVE PLAN

             The Company's Board of Directors is recommending that shareholders approve amendments to the Company's Long-term Stock Incentive Plan ("Stock Plan") that was originally approved by shareholders in May of 1991 and significantly amended, again with shareholder approval, in May of 1996. The proposed amendments would do the following:

             a. Extend the duration of the Stock Plan to March of 2011;

             b.      Enlarge the group of eligible
                     participants by including nonemployee
                     directors and by removing the adjective
                     "key" before employees; (the separate
                     Stock Option Plan for Directors
                     ("Directors' Plan") terminates in May of
                     2001);

             c.      Reserve an additional 8,000,000 shares
                     for use with the Stock Plan;

             d.      Increase the per individual limit from
                     200,000 shares per year to 500,000 shares per year; and

             e.      Preclude the Committee from repricing
                     options.
      <PAGE 15>

      A copy of the amended Stock Plan is included as Appendix A.

      General Description of Plan

             The Stock Plan was originally adopted to encourage officers and selected key employees to acquire and retain a proprietary interest in the Company and to give them an increased incentive to contribute to the Company's future growth. Pursuant to the terms of the Stock Plan, the Management Performance Committee, as the administrator, has the capacity to use nonqualified stock options, incentive stock options, restricted stock, performance shares, and any other awards valued in whole or in part by reference to the Company's common stock.

             As amended, the Stock Plan will expire March 1, 2011. As amended, the Stock Plan will reserve 8,000,000 shares of the Company's outstanding shares for use with the Stock Plan in addition to the shares already reserved. All shares available in any given year that are not used through stock option grants or other awards are available for use in subsequent years. As of March
      1, 2001, the Company had 694,256 shares available for use.

      General Description of Directors' Plan

             The Directors' Plan was originally adopted in May of 1987 and was amended with shareholder approval in May of 1991 and May of 1996. A total of 940,000 shares have been reserved for use with this Plan. Nonemployee directors of the Company receive annual grants of nonqualified stock options that vest completely in six months and that have 10-year terms. Since 1987 and as of March 1, 2001, 536,124 shares have been issued pursuant to the exercise of nonqualified stock options and 241,700 shares are subject to outstanding options.

             The Directors' Plan was established for the same basic reason the Stock Plan was established to encourage directors to promote the value of the Company's common stock and to acquire a larger stock ownership interest in it. The Directors' Plan was also designed to provide a form of compensation to attract and retain highly qualified individuals to serve as directors.

             The Directors' Plan, as amended in 1996, will terminate in May of 2001.

             Although the Stock Plan and the Directors' Plan do not preclude it, no options granted under either plan have been repriced.

      Options and Restricted Stock

             A total of 8,661,574 shares have been used since the Stock Plan was approved in 1991. These shares include 8,387,890 shares covered by incentive stock options and nonqualified stock options granted to 107 participants and 273,684 shares of restricted stock granted as partial payment of earned bonuses. The Stock Plan requires that options be granted at the fair market value as of the date of grant.

             If the proposed amendments are adopted, the Directors' Plan would terminate except for outstanding options and nonemployee directors would be eligible to receive nonqualified options pursuant to the Stock Plan.

             On March 19, 2001, the Company's stock closed at a price of $28.57 per share.

             With the exception of the 21,000 restricted shares granted to Mr. Rattie, it is not possible to determine the awards that will be granted to eligible participants under the Stock Plan as amended. The following table shows the benefits awarded in 2001 under the Stock Plan, the Directors' Stock Plan, and the Stock Plan as amended:
      <PAGE 16>
                       New Plan Benefits
                 Long-term Stock Incentive Plan

                          Dollar Value
Name or Group                ($)1                    Number of Shares

R. D. Cash                                           180,000 (Option)
                            263,182              9,396 (Restricted Shares)

K. O. Rattie                                         200,000 2 (Option)
                            572,460             21,000 1 (Restricted Stock)

G. L. Nordloh                                         77,000 (Option)
                            108,679              3,276 (Restricted Stock)

D. N. Rose                                            77,000 (Option)
                             91,761              3,276 (Restricted Stock)

C. M. Heiner                                               0 3
                             16,274                581 (Restricted Stock)

S. E. Parks                                           40,000 (Option)
                             53,667              1,916 (Restricted Stock)


Executive Officers                                   636,000 (Options)
(8 Persons, including     1,181,258             42,735 (Restricted Stock)
individuals named above)

Nonemployee Directors (8)                             56,000 4

Other Participants (78)                              393,500 Options)
                            410,403             14,652 (Restricted Stock)


             1With the exception of the special option granted to Mr. Rattie on February 1, 2001 and the special grant of restricted stock granted to him on March 1, 2001, in conjunction with his employment agreement, all options and shares of restricted stock were granted on February 13, 2001, at a price of $28.01 per share, which was the closing price of the Company's common stock on such date. With the exception of the restricted stock granted to Mr. Rattie on March 1, 2001, all shares of restricted stock were granted as partial payment of bonuses earned under the annual bonus plans.

             2Mr. Rattie received a special stock option to purchase 100,000 shares on February 1, 2001, which was the date on which he commenced employment with the Company. The option price was $27.42 per share, which was the closing price of the Company's stock on such date. He also received a special grant of 21,000 shares of restricted stock on March 1, 2001, which will vest in three equal annual installments beginning as of the anniversary of his employment date. (This grant was made pursuant to the terms of the amended Stock Plan and was made subject to the receipt of shareholder approval.) The value of Mr. Rattie's restricted stock was valued using a price of $27.26, which was the closing price of the stock on March 1, 2001.

             3Although listed in the Compensation Table, Mr. Heiner is retiring March 31, 2001 and will no longer be considered an executive officer of the Company. He was not awarded any stock options in February of 2001.

             4The nonemployee directors of the Company received nonqualified stock options on February 13, 2001, pursuant to the terms of the Directors' Plan.
      With the exception of Messrs. Kadlec, Michael, and Simmons, each nonemployee director received an option to purchase 6,400 shares. The three named directors each received an option to purchase 8,000 shares to reflect their additional responsibilities as Chairmen of Board Committees.
<PAGE 17>

             While future awards of stock options and other awards are not determinable, the following table lists the options and shares of restricted stock that have been awarded under the Stock Plan and the Directors' Plan between 1992 and March 1, 2001:

                        Number of Shares
Name or Group          Covered by Options        Number of Restricted Shares

  R. D. Cash               1,028,440                       43,118

  K. O. Rattie               200,000                       21,000

  G. L. Nordloh              599,500                       29,512

  D. N. Rose                 575,500                       20,082

  C. M. Heiner               374,000                       11,953

  S. E. Parks                290,500                        7,542

All Executive Officers     3,517,940                      149,114
 (8 persons including
  individuals named above)

Nonemployee Directors        382,800                          N/A
(Current)

Other Employee             4,869,950                      124,570
 Participants

Former Director              250,400                          N/A
 Participants

      Administration

             As previously noted, the Management Performance Committee is the named administrator of the Stock Plan. The members of this Committee would be eligible to receive nonqualified stock options under the terms of the Stock Plan, but all such options would be subject to specified formulas. The Committee has the authority to select participants to whom awards are granted and to determine the types of awards and the number of shares covered by awards. The Committee is also responsible for establishing the terms, conditions, and provisions of all awards, subject to the terms of the Stock Plan, and to make any determinations that involve the administration of it.

      Change in Control

             Any options or restricted stock granted pursuant to the term of the Stock Plan become vested once the Company obtains actual knowledge of a "change in control" of the Company. A change in control is defined to include any "person" becoming the beneficial owner of 25 percent or more of the Company's voting securities; shareholder approval of a plan of merger or consolidation of the Company where the Company is not the survivor, or of a sale or disposition of all or substantially all of the Company's assets, or of a plan of liquidation or dissolution of the Company; or a "Distribution Date" within the meaning of the Company's Shareholder Rights Plan dated as of February 13, 1996.
<PAGE 18>

      Tax Consequences

             The following discussion summarizes certain federal tax consequences of stock options granted under the Stock Plan based on current provisions of the Internal Revenue Code. It is intended as a general summary only and may not apply to participants who have special tax circumstances. It does not address foreign, state, or local tax consequences, which may differ, and does not address federal gift and estate tax consequences.

             The grant of an option will not create any tax consequences for the participant or the Company. Upon exercising a nonqualified stock option, the optionee must recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. The Company is entitled to a deduction for the same amount. When disposing of shares received pursuant to exercising a nonqualified stock option, the participant will recognize short- or long-term gain depending upon the participant's holding period for such shares. To the extent not offset by capital loss, any long-term capital gain will be taxed at ordinary income rates, subject to a current overall maximum rate of 20 percent. A participant's disposition of shares obtained through exercising a nonqualified stock option has no tax consequences for the Company.

             Upon exercising an incentive stock option, a participant recognizes no federal taxable income and the Company receives no deduction at the time of exercise. The participant's tax consequences when disposing of shares obtained pursuant to exercising an incentive stock option depend on the length of time the shares have been held. If the participant has held the shares for two years after the incentive stock option was granted and one year after it was exercised, he recognizes long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. If the participant fails to satisfy these holding periods, he must recognize ordinary income, and the Company is entitled to a deduction equal to the amount of the ordinary income recognized by the participant.

             Any incentive stock options granted under the Stock Plan comply with the requirements imposed by
      Section 422 of the Internal Revenue Code as amended. Incentive stock options can only be granted to employees of the Company or its subsidiaries. Consequently, nonemployee directors can only be granted nonqualified stock options.

      Other Major Provisions

             As mentioned above, options granted under the terms of the Stock Plan and the Directors' Plan have 10-year terms. Options granted under the Stock Plan vest in four annual, equal installments beginning six months after grant date. Options granted under the Directors' Plan vest in one installment six months after grant date. The Committee currently intends to continue these patterns although it retains the flexibility to adopt different provisions subject to the general requirements that an incentive stock option can not have a term longer than 10 years.

             Options currently granted under the Stock Plan accelerate in the event of retirement at age 55. Participants have specified periods of time (as defined in the individual option agreements) after retirement in which to exercise their options. Any portion of an option that qualified for classification as an incentive stock option becomes nonqualified if it vests on an accelerated basis due to retirement. Any portion of an incentive stock option that was vested at time of retirement and that isn't exercised within three months of retirement becomes reclassified as a nonqualified stock option.

             Options currently granted under the Directors'
      Plan can be exercised for one year after retirement, but can't be exercised in the event that termination as a director occurs because of death, resignation, or removal.

             The Stock Plan as amended provides that the Management Performance Committee will specify post-employment and post-service provisions in the individual option agreements, subject to the general provision that no option may be exercised after its expiration date.

             Options currently granted under the Stock Plan and the Directors' Plan can be transferred to specified family members once they vest. Any incentive stock options automatically become classified as nonqualified stock options when transferred. The transferability feature is retained in the Stock Plan as amended.
<PAGE 19>

             The Stock Plan is an "omnibus" plan under which incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, performance shares, and other stock-based awards may be granted. Since its adoption in 1991, only stock options (both incentive and nonqualified) and restricted stock have been granted to participants. As amended, the Stock Plan remains an omnibus plan, with the provisions relating to performance shares and stock units revised to ensure that any performance shares, if used, would still comply with the requirements of Section 162(m) of the Internal Revenue Code.

             The Stock Plan also limits the number of shares covered by incentive stock options that may be granted in any one year to 600,000.

             As amended, the Stock Plan would preclude the Committee from repricing any options.

             Without shareholder approval, the Board of Directors can not amend the Stock Plan if such approval is necessary to comply with any tax or legal requirement.

      Proposed Amendments

             As described above, the proposed amendments would extend the term of the Stock Plan for another 10 years; reserve an additional 8,000,000 shares; increase the per individual annual limitation from 200,000 shares to 500,000 shares; enlarge the group of eligible participants by including nonemployee directors and by removing the phrase "key" before the word employees; and specifically exclude any repricing of options. (The Stock Plan, as amended, would not be a broad-based plan open to all employees, but the Management Performance Committee would have the flexibility to offer awards to employees without being required to determine that such employees were "key.")

             The Board of Directors recommend a vote "FOR" approval and adoption of the amendments to the Stock Plan. Approval of the proposed amendments to the Stock Plan requires the receipt of more affirmative than negative votes cast from the shares represented at the Annual Meeting.

                      INDEPENDENT AUDITORS

             Ernst & Young L.L.P. ("Ernst & Young"),
      independent auditors, has audited the accounts of the Company for a number of years, including 2000, and is expected to continue doing so. Representatives of Ernst
      & Young are expected to be present at the Annual
      Meeting, will have an opportunity to make a statement if they desire, and will be available to respond to questions.

      Audit Fees

             Ernst & Young charged the Company $311,000 for professional services rendered for auditing the Company's 2000 annual financial statements and reviewing the Company's financial statements included in its Form
      10-Q Reports filed in 2000.

      Financial Information System Design and Implementation Fees

             Ernst & Young did not perform any professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X during 2000.

      All Other Fees

             Ernst & Young billed the Company $221,112 for services it rendered other than those listed above during 2000. These services include audit related fees of $43,500 for auditing the Company's employee benefit plans, $150,087 for reviewing registration statements
<PAGE 20>

      prepared by the Company and its subsidiaries, $2,500 for reviewing tax returns filed by the Company's officers, and $25,025 for conducting tax research and analysis.

                     AUDIT COMMITTEE REPORT

             Our Committee has reviewed and discussed the Company's audited financial statements for the year ended December 31, 2000. We have also discussed with Ernst & Young , the Company's independent auditing firm, the matters required by Codification of Statements on Auditing Standards No. 61.

             We have also received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Statement No. 1, and we have discussed with representatives of Ernst & Young its independence from the Company. We have considered whether Ernst & Young's provision of services to generate the miscellaneous fees listed above is compatible with maintaining its independence. We have also discussed with the Company's officers and Ernst & Young such other matters and received such assurances from them as we deemed appropriate.

             Based on our review and discussions, we have recommended to the Company's Board of Directors the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

             Our Committee originally adopted a Statement of Responsibilities in May of 1997 and revised it in February of 2000. A copy of it is attached as Appendix B.

                                    Finance and Audit Committee
                                      Harris H. Simmons, Chairman
                                      Teresa Beck
                                      Patrick J. Early
                                      Robert E. Kadlec
                                      Dixie L. Leavitt
                                      Gary G. Michael
                                      Scott S. Parker

               ANNUAL REPORT AND FORM 10-K REPORT

             Questar has recently mailed an annual report for 2000 to shareholders of record. The Company does take advantage of the special "householding" rules recently adopted by the Securities and Exchange Commission to mail single copies of the annual report (not the proxy statement) to multiple security holders sharing an address unless we have received contrary instructions from one or more of the security holders. We will promptly send a separate copy of the annual report to you if you live at a shared address that only received a single copy. Please contact Connie C. Holbrook at 180 East 100 South, Salt Lake City, Utah 84111, or 801-324-5202, if you want to receive a separate copy of the annual report now or in the future or if you want to request that only one copy of the annual report be sent to your address if you are currently receiving multiple copies of it.

             We will also send you without charge a copy of our Annual Report on Form 10-K (excluding exhibits) that was filed with the Securities and Exchange Commission. You can contact the person identified above to make the request.
      <PAGE 21>

                    SECTION 16(a) COMPLIANCE

             Pursuant to Section 16(a) of the Securities
      Exchange Act of 1934 and regulations promulgated by the Securities and Exchange Commission, the Company's directors, certain officers, and persons that own more than 10 percent of the Company's stock, are required to file reports of ownership and changes in ownership with the Commission and the New York Stock Exchange and to furnish the Company with copies of all such reports they file.

             Based solely on its review of copies of such reports received or written representations for certain reporting persons, the Company believes that all filing requirements were satisfied for 2000.

                         OTHER MATTERS

             Pursuant to the Company's Bylaws, business must be properly brought before an annual meeting in order to be considered by stockholders. The Bylaws specify the procedure for stockholders to follow in order to bring business before an annual meeting. A stockholder who wants to nominate a person for election as a director must deliver a written notice, by certified mail, to the Company's Secretary. Such notice must be received at least 90 days prior to the date of the meeting. The notice must set forth (1) the name, address, and stock ownership of the person making the nominations; (2) the name, age, business address, residential address, and principal occupation or employment of each nominee, (3) the number of shares of the Company's stock owned by each nominee; (4) a description of all arrangements and understandings between the stockholder and nominee pursuant to which the nomination is made; and (5) such other information concerning the nominee as would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of the nominee. The notice must also include the signed consent of the nominee to serve as a director if elected.

             The Company's Bylaws also require that any stockholder who is entitled to vote at the annual meeting and who wants to submit a proposal at such meeting without having it considered through the proxy materials, must deliver a written notice of the proposal, by certified mail, to the Company's Secretary.
       Such notice must be received at least 90 days prior to
      the date of such meeting.  The notice must set forth (1)
      a brief description of the proposal; (2) the stockholder's name, address, and stock ownership; and
      (3) any material interest of the stockholder in the proposal.

             If the written notice is not received by the date specified in the Bylaws, the named proxies will have discretionary voting to deal with the nomination or proposal. A copy of the Company Bylaws specifying the requirements will be furnished to any stockholder upon written request to the Secretary.

                                           By Order of the
                                           Board of Directors

                                           /s/Connie C. Holbrook
                                           Connie C. Holbrook
                                           Senior Vice President,
                                           General Counsel and Secretary

<PAGE 22>
                                                                 Appendix A

                             QUESTAR CORPORATION
                        LONG-TERM STOCK INCENTIVE PLAN
              (As Amended and Restated Effective March 1, 2001)

Section 1.     Purpose

     The Questar Corporation Long-Term Stock Incentive Plan (the "Plan") is designed to encourage directors, officers and employees of and consultants to Questar Corporation and its affiliated companies (the "Company") to acquire a proprietary interest in the Company, to generate an increased incentive to contribute to the Company's future growth and success, and to enhance the Company's ability to attract and retain talented individuals to serve the Company. Accordingly, the Company, during the term of this Plan, may grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, performance shares, and other awards valued in whole or in part by reference to the Company's stock. Any awards granted to a nonemployee director shall be solely to compensate such person for service to the Company as a nonemployee director.

Section 2.     Definitions

     "Affiliate" shall mean any business entity in which the Company directly or indirectly has an equity interest deemed significant by the Company's Board of Directors.

     "Award" shall mean a grant or award under Section 7 through 11, inclusive, of the Plan, as evidenced in a written document delivered to a Participant as provided in Section 12(b).

     "Award Agreement" shall mean a written agreement between a Participant and the Company that sets forth the terms of the Award.

     "Board" shall mean the Board of Directors of the Company.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Committee" shall mean the Management Performance Committee of the Board of Directors.

     "Common Stock" or "Stock" shall mean the Common Stock, no par value, of the Company. The term shall also include any Common Stock Purchase Rights attached to the Common Stock.

     "Company" shall mean Questar Corporation on a consolidated basis.

     "Covered Participant" shall mean a Participant who is a "covered employee" as defined in Section 162(m)(3) of the Code and the regulations promulgated pursuant to it or who the Committee believes will be such a covered employee for a Performance Period, and who the Committee believes will have remuneration in excess of $1 million for the Performance Period, as provided in Section 162(m) of the Code.

     "Designated Beneficiary" shall mean the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due the Participant in the event of the Participant's death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant's estate.

     "Disability" shall mean permanent and total disability within the meaning of Section 105(d)(4) of the Code.

     "Employee" shall mean any officer or employee of the Employer.

     "Employer" shall mean the Company and any Affiliate.

     "Fair Market Value" shall mean the regular closing benchmark price of the Company's Common Stock reported on the New York Stock Exchange on the date in question, or, if the Common Stock shall not have been traded on such date, the closing price on the next preceding day on which a sale occurred.
<PAGE 23>

     "Family Member" shall mean the Participant's spouse, children, grandchildren, parents, siblings, nieces and nephews.

     "Fiscal Year" shall mean the fiscal year of the Company.

     "Incentive Stock Option" shall mean a stock option granted under
Section 7 that is intended to meet the requirements of Section 422 of the Code.

     "Nonemployee Director" shall mean a member of the Board who is not an Employee and who satisfies the requirements of Rule 16b-3(b)(3) promulgated under the Securities and Exchange Act of 1934 or any successor provision.

     "Nonqualified Stock Option" shall mean a stock option granted under
Section 7 that is not intended to be an Incentive Stock Option.

     "Option" shall mean an Incentive Stock Option or a Nonqualified Stock
Option.

     "Participant" shall mean an Employee or Nonemployee Director to whom an Award is granted under this Plan.

     "Payment Value" shall mean the dollar amount assigned to a Performance Share which shall be equal to the Fair Market Value of the Common Stock on the day of the Committee's determination under Section 8(c)(2) with respect to the applicable Performance Period.

     "Performance Goals" shall mean the objectives established by the Committee for a Performance Period pursuant to Section 12, for the purpose of determining the extent to which Performance Shares that have been contingently awarded for such Period are earned.

     "Performance Period" or "Period" shall mean the period of years selected by the Committee during which the performance is measured for the purpose of determining the extent to which an Award of Performance Shares has been earned.

     "Performance Share" shall mean an Award granted pursuant to Section 9 of the Plan expressed as a share of Common Stock.

     "Restricted Period" shall mean the period of years selected by the Committee during which a grant of Restricted Stock or Restricted Stock Units may be forfeited to the Company.

     "Restricted Stock" shall mean shares of Common Stock contingently granted to a Participant under Section 10 of the Plan.

     "Restricted Stock Unit" shall mean a fixed or variable dollar denominated unit contingently awarded under Section 10 of the Plan.

     "Right" shall mean a Stock Appreciation Right granted under Section 7.

     "Stock Unit Award" shall mean an Award of Common Stock or units granted under Section 11.

     "Termination of Service" shall mean the date on which a Participant shall cease to serve as an Employee or Nonemployee Director for any reason.

Section 3.     Administration

     The Plan shall be administered by the Committee, unless otherwise determined by the Board. The Committee shall have sole and complete authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan, and to interpret the terms and provisions of the Plan. The Committee's decisions shall be binding upon all persons, including the Company, stockholders, an Employer, Employees, Nonemployee Director, Participants, Designated Beneficiaries, and Family Members.
<PAGE 24>

     All actions to be taken by the Committee under this Plan, insofar as such actions affect compliance with Section 162(m) of the Code, shall be limited to those members of the Board who are Nonemployee Directors and who are "outside directors" under Section 162(m).

Section 4.     Eligibility

     Awards may only be granted to directors, officers and employees of or consultants to the Company or any Affiliate who have the capacity to contribute to the success of the Company. When selecting Participants and making Awards, the Committee may consider such factors as the Participant's functions and responsibilities and the Participant's past, present and future contributions to the Company's profitability and growth.

     Nothing contained in the Plan or in any individual agreement pursuant to the terms of the Plan shall confer upon any Participant any right to continue in the employment or service of the Company or to limit in any respect the right of the Company to terminate the Participant's employment or service at any time and for any reason.

Section 5.     Maximum Amount Available for Awards and Maximum Award

      The Company shall reserve 8,000,000 shares of Common Stock for issuance under this Plan plus any shares of Common Stock that are available as of March 1, 2001, under the Plan provisions that existed prior to such date and any shares of Common Stock that become available after such date as a result of forfeitures or cancellations of options granted before or after such date. Shares of Common Stock may be made available from the authorized but unissued shares of the Company or from shares reacquired by the Company, including shares purchased in the open market. In the event that an Option or Right expires or is terminated unexercised as to any shares of Common Stock covered thereby, or any Award in respect of shares is forfeited for any reason under the Plan, such shares, to the extent not precluded by applicable law or regulation, shall be again available for Awards pursuant to the Plan.

     In the event that the Committee shall determine that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value or other similar corporate event affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under this Plan, then the Committee, in its sole discretion, may take action. The Committee may adjust any or all of the number and kind of shares that thereafter may be awarded or optioned and sold or made the subject of Rights under the Plan, the number and kind of shares subject to outstanding Options and other Awards, and the grant, exercise or conversion price with respect to any of the foregoing and/or, if deemed appropriate, make provision for a cash payment to a Participant or a person who has an outstanding Option or other Award.

     There is a maximum of 500,000 shares that can be the subject of Awards granted to any single Participant in any given fiscal year.

     There is a maximum of 600,000 shares that can be the subject of Incentive Stock Options in any given fiscal year. There is also a maximum of 1,000,000 shares that can be used for purposes other than options.

Section 6.     Termination of Service

     In the event of a Participant's Termination of Service, the Participant's right to exercise an Option or receive any Award shall be determined by the Committee and provided in the Award Agreement subject to the general requirement that Incentive Stock Options cannot be exercised for longer than three months after retirement or 12 months after death or Disability.
<PAGE 25>

Section 7.     Stock Options

     (a) Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the individuals to whom Options shall be granted, the number of shares to be covered by each Option, the option price therefor and the conditions and limitations, applicable to the exercise of the Option. The Committee shall have the authority to grant Incentive Stock Options, Nonqualified Stock Options, or both types of Options.

     (b) Special Rules, Incentive Stock Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code and any implementing regulations. Incentive Stock Options shall not be granted to Participants who are not employees of the Company or its subsidiaries. The aggregate Fair Market Value of Common Stock for which any Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan or any other Plan of the Company or any subsidiary shall not exceed $100,000. To the extent the Fair Market Value of the shares of Common Stock attributable to Incentive Stock Options first exercisable in any calendar year exceeds $100,000, the Option shall be treated as a Nonqualified Stock Option.

     (c) Option Price. The Committee shall establish the option price at the time each Option is granted, which price shall not be less than 100 percent of the Fair Market Value of the Common Stock on the date of grant.

     (d) Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee, in its sole discretion, may specify in the applicable Award or thereafter; provided, however, that in no event may any Option granted hereunder be exercisable earlier than six months after the date of such grant or after the expiration of ten years from the date of such grant. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable.

     No shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price is received by the Company. Such payment may be made in cash, or its equivalent, or, if and to the extent permitted by the Committee, by exchanging shares of Common Stock owned by the Participant (that are not the subject of any pledge or other security interest), or by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Common Stock so tendered to the Company, valued as of the date of such tender, is at least equal to such option price. A Participant may tender shares of Common Stock by actual delivery or by attestation.

     (e) The Committee may provide one or more means to enable Participants and the Company to defer delivery of shares of Common Stock upon exercise of an Option on such terms and conditions as the Committee may determine, including by way of example the manner and timing of making a deferral election, the treatment of dividends paid on shares of Common Stock during the deferral period and the permitted distribution dates on events.

     (f) Transferability. Participants are allowed to transfer vested Nonqualified Stock Options to Family Members or family trusts, provided that such options were granted as of and after February 10, 1998 and provided that such transfers are made and transferred Options are exercised in accordance with procedural rules adopted by the Committee.

Section 8.     Stock Appreciation Rights

     (a) The Committee may, with sole and complete authority, grant Rights in tandem with an Option. Rights shall not be exercisable earlier than six months after grant, shall not be exercisable after the expiration of ten years from the date of grant and shall have an exercise price of not less than 100 percent of the Fair Market Value of the Common Stock on the date of grant.

     (b) A Right shall entitle the Participant to receive from the Company an amount equal to the excess of the Fair Market Value of a share of Common
<PAGE 26>

Stock on the exercise of the Right over the grant price thereof. The Committee shall determine whether such Right shall be settled in cash, shares of Common Stock or a combination of cash and shares of Common Stock.

Section 9.     Performance Shares

     (a) The Committee shall have sole and complete authority to determine the Participants who shall receive Performance Shares and the number of such shares for each Performance Period and to determine the duration of each Performance Period and the value of each Performance Share. There may be more than one Performance Period in existence at any one time, and the duration of Performance Periods may differ from each other.

     (b) Once the Committee decides to use Performance Shares, it shall establish Performance Goals for each Period on the basis of criteria selected by it. Any Performance Goals for Covered Participants shall be set and measured under the provisions of Section 12.

     (c) As soon as practicable after the end of a Performance Period, the Committee shall determine the number of Performance Shares that have been earned on the basis of performance in relation to the established Performance Goals. Payment Values of earned Performance Shares shall be distributed to the Participant or as soon as practicable after the expiration of the Performance Period and the Committee's determination. Any Payment Values payable for Covered Participants shall be determined under the provisions of Section 12. The Committee shall determine whether Payment Values are to be distributed in the form of cash and/or shares of Common Stock.

Section 10.    Restricted Stock and Restricted Stock Units

     (a) Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom shares of Restricted Stock and Restricted Stock Units shall be granted, the number of shares of Restricted Stock and the number of Restricted Stock Units to be granted to each Participant, the duration of the Restricted Period during which and the conditions under which the Restricted Stock and Restricted Stock Units may be forfeited to the Company, and the other terms and conditions of such Awards.

     (b) Shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except as herein provided, during the Restricted Period. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or the Participant's legal representative. Payment for Restricted Stock Units shall be made to the Company in cash and/or shares of Common Stock, as determined at the sole discretion of the Committee.

Section 11.    Other Stock Based Awards

     (a) In addition to granting Options, Rights, Performance Shares, Restricted Stock, Restricted Stock Units, the Committee shall have authority to grant Stock Unit Awards to Participants that can be in the form of Common Stock or units, the value of which is based, in whole or in part, on the value of Common Stock. Subject to the provisions of the Plan, Stock Unit Awards shall be subject to such terms, restrictions, conditions, vesting requirements and payment rules as the Committee may determine in its sole and complete discretion at the time of grant.

     (b) Any shares of Common Stock that are part of a Stock Unit Award may not be assigned, sold, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued or, if later, the date provided by the Committee at the time of grant of the Stock Unit Award.

     Stock Unit Awards shall specify whether the Participant is required to pay cash in conjunction with such Award, provided, however, that the Participant shall be required to pay at least 50 percent of the Fair Market Value of any Common Stock purchased in connection with a Stock Unit Award, with such Fair Market Value calculated on the date the Award is granted.
<PAGE 27>

     Stock Unit Awards may relate in whole or in part to certain performance criteria established by the Committee at the time of grant. Stock Unit Awards may provide for deferred payment schedules and/or vesting over a specified period of employment. In such circumstances as the Committee may deem advisable, the Committee may waive or otherwise remove, in whole or in part, any restriction or limitation to which a Stock Unit Award was made subject at the time of grant.

     (c) In the sole and complete discretion of the Committee, an Award, whether made as a Stock Unit Award under this Section 11 or as an Award granted pursuant to Sections 7 through 10, may provide the Participant with dividends or dividend equivalents (payable on a current or deferred basis) and cash payments in lieu of or in addition to an Award.

Section 12.    Special Provisions, Covered Participants

     Awards subject to Performance Goals for Covered Participants under this Plan shall be governed by the conditions of this Section in addition to other applicable provisions of the Plan.

     All Performance Goals relating to Covered Participants for a relevant Performance Period shall be established by the Committee by such date as is permitted under Section 162(m) of the Code. Performance Goals may include alternate and multiple goals and may be based on one or more business and or financial criteria. In establishing the Performance Goals for the Performance Period, the Committee may include one or any combination of the following criteria in either absolute or relative terms, for the Company or any business unit within it: (a) total shareholder return; (b) return on assets, equity, capital or investment; (c) pre-tax or after-tax profit levels including earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profits after tax; net income; (d) cash flow and cash flow return on investment; (e) economic value added and economic profit; (f) growth in earnings per share; (g) levels of operating expense or other expense items as reported on the income statement, including operating and maintenance expense; (h) measures of customer satisfaction and customer service as surveyed; (i) reserve growth, production growth or ratio of reserves to production; (j) efficiency measures such as throughput or production increases; and (k) revenue and return on revenue.

     Performance Goals must be objective and must satisfy third party "objectivity" standards under Section 162(m) of the Code and regulations promulgated pursuant to it. The Award and payment of any Award under this Plan to a Covered Participant with respect to a relevant Performance Period shall be contingent upon the attainment of the Performance Goals that are specified in advance by the Committee. The Committee shall certify in writing prior to approval of any such Award that such applicable Performance Goals relating to the Award are satisfied. (Approved minutes of the Committee may be used for this purpose.)

     The maximum Award that may be paid to any Covered Participant under the Plan pursuant to Sections 9, 11 and 12 for any Performance Period shall be $2 million, if paid in cash, or 200,000 shares of stock, if paid in stock.

Section 13.    General Provisions

     (a) Withholding. The Employer shall have the right to deduct from all amounts paid to a Participant in cash any taxes required by law to be withheld in respect of Awards under this Plan. In the case of payments of Awards in the form of Common Stock, the Committee shall require the Participant to pay to the Employer the amount of any taxes required to be withheld with respect to such Common Stock, or, in lieu thereof, the Employer shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of shares of Common Stock whose Fair Market Value equals the amount required to be withheld.

     (b) Awards. Each Award shall be evidenced in writing delivered to the Participant and shall specify the terms and conditions and any rules applicable to such Award.
<PAGE 28>

     (c) Nontransferability. Except as provided in Section 7(f), no Award shall be assignable or transferable, and no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant, except by will or the laws of descent and distribution.

     (d) No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed under the Plan until becoming the holder. Notwithstanding the foregoing, in connection with each grant of Restricted Stock hereunder, the applicable Award shall specify if and to what extent the Participant shall not be entitled to the rights of a stockholder in respect of such Restricted Stock.

     (e) Construction of the Plan. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of Utah.

     (f) Effective Date. Subject to the approval of the stockholders of the Company, the Plan as amended and restated, shall be effective on March 1, 2001. Any Options or Awards granted under the Plan, as of or after March 1, 2001, are granted subject to the receipt of shareholder approval within 12 months of such date.

     (g) Duration of Plan. The Plan, as amended and restated, shall terminate on February 28, 2011, unless the term is extended with approval of the Company's shareholders.

     (h) Amendment of Plan. The Board of Directors may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without stockholder approval if such approval is necessary to comply with any tax or legal requirement.

     (i) Amendment of Award. The Committee may amend, modify or terminate any outstanding Award with the Participant's consent at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, including without limitation, to change the date or dates as of which an Option or Right becomes exercisable; a Performance Share is deemed earned; Restricted Stock becomes nonforfeitable; or to cancel and reissue an Award under such different terms and conditions as it determines appropriate.

     (j) Repricing. Except for adjustments pursuant to Section 5, the per share price for any outstanding Option or Right granted under terms of the Plan may not be decreased after the dates on which such Option or Right was granted. Participants do not have the ability to surrender an outstanding Option or Right as consideration for the grant of a new Option or Right with a lower price.

Section 14.    Change of Control.

     In the event of a Change of Control of the Company, all Options, Restricted Stock, and other Awards granted under the Plan shall vest immediately.

     A Change in Control of the Company shall be deemed to have occurred if
(i) any "Acquiring Person" (as such term is defined in the Rights Agreement dated as of February 13, 1996, between the Company and ChaseMellon Shareholder Services L.L.C. ("Rights Agreement")) is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company representing 25 percent or more of the combined voting power of the Company; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of May 19, 1998, constitute the Company's Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors
<PAGE 29>

on May 19, 1998, or whose appointment, election or nomination for election was previously so approved or recommended; or (iii) the Company's stockholders approve a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60 percent of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company's then outstanding securities; or (iv) the Company's stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60 percent of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. A Change in Control, however, shall not be considered to have occurred until all conditions precedent to the transaction, including but not limited to, all required regulatory approvals have been obtained.

                                                            Appendix B


                         QUESTAR CORPORATION
                    STATEMENT OF RESPONSIBILITIES
                     FINANCE AND AUDIT COMMITTEE

       The Finance and Audit Committee of Questar Corporation's Board of Directors consists of at least four members. All Committee members must be determined to be "independent" and "financially literate" by the Board; at least one Committee member must have accounting or related financial management expertise. The Committee and its Chairman are appointed each year by the Board of Directors at the first Board meeting following Questar's annual meeting of shareholders. The Board of Directors may fill a vacancy on the Committee or appoint new members of the Committee at any time.

       The Committee and Board of Directors have the ultimate authority to select, evaluate, and replace, if necessary, the Company's independent accounting firm. Such firm, in turn, is accountable to the Committee and Board of Directors. In connection with this authority, the Committee has the following specific responsibilities:

       1. To make recommendations to the Board of Directors concerning the selection and, if necessary, the replacement of an independent accounting firm; to review and approve each audit plan (scope and fees) prepared by the accounting firm; and to evaluate the performance of such firm on an ongoing basis.

       2. To require the independent accounting firm to submit, on a periodic basis but at least annually, a formal, written statement delineating all relationships between such firm and the Company; to engage in a dialogue with the accounting firm concerning any disclosed relationships or services that may impact the objectivity and independence of the firm; and to recommend that the Board take appropriate action to ensure the independence of the accounting firm.

       3. To meet at least annually with representatives of the independent accounting firm and with the Director of the Company's Audit department in the absence of the Company's executive officers.

       4. To review the Company's annual financial report and the results of the audit. In connection with this review, the Committee reviews the adequacy of financial statement disclosures, the nature and impact of any changes in accounting policies and principles, the nature and resolution of any significant or unusual accounting problems encountered, the nature of any significant adjustments or additional disclosure items, the nature of any unusual or significant commitments or contingent liabilities, the independent accountant's observations on internal accounting controls, and the reasons for major fluctuations in financial statement balances.
<PAGE 30>

       5. To include a report in the Company's annual proxy statement, beginning in 2001, indicating that it has reviewed and discussed the Company's audited financial statements; recommended that such statements be included in the Company's Annual Report on Form 10-K; discussed with the Company's independent accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (as it may be modified and supplemented); received appropriate disclosures concerning the firm's "independence" as required by provisions set forth by the Independence Standards Board (as such provisions may be modified and supplemented); and discussed the firm's independence with its representatives.

       The Committee also has the following responsibilities that are not directly related to the Company's independent accounting firm:

       1. To review the Company's internal controls to verify that the Company maintains a system of internal control sufficient to safeguard the Company's assets, to insure accurate financial reporting, and to comply with applicable laws, regulations, and procedures.

       2. To review the activities conducted by the Company's internal audit department to verify that the department conducts effective activities and has the capacity to fulfill its objectives.
 The Committee focuses particular attention on the department's report concerning the Company's Business Ethics and Compliance Policy and the Better Government Committee and reviews any ethical concerns brought to its attention through such reports.

       3. To review and approve the Company's financing activities for funding the Company's capital expenditures while maintaining the Company's strong capital structure.

       4. To review the Company's current dividend policy and any recommendations to increase the dividend.

       5. To review an annual report concerning the officers' tax returns prepared by the Company's independent accounting firm and an annual report concerning the officers' expense accounts prepared by the Company's internal auditors.

       6. To review periodic updates concerning the Company's investor relations activities.

       7. To review an annual update concerning the returns generated by the investment managers for the Company's Retirement
Plan assets and any changes in investment managers or asset allocation policies.

       8. To review periodic reports concerning the Company's compliance with applicable environmental laws and regulations.

       9. To handle any assignments delegated by the Board of Directors.

       The Committee holds meetings as necessary to fulfill its responsibilities and generally holds meetings prior to the meetings of the Company's Board of Directors in February and May. The Committee can transact business when a majority of the members are in attendance at a meeting. In addition to the directors, individuals generally present at Committee meetings include the Company's Chief Executive Officer, Chief Financial Officer, Corporate Secretary, the Director of Audit, and two representatives from the Company's independent accounting firm. The Chairman of the Committee makes reports concerning Committee meetings to the entire Board of Directors.

       The Chief Financial Officer and Director of Audit meet periodically with the Chairman of the Committee to provide an update about matters within the scope of the Committee's responsibilities.


QUESTAR CORPORATION            SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
180 East 100 South                 FOR THE ANNUAL MEETING, MAY 15, 2001
P. O. Box 45433
Salt Lake City, Utah 84145-0433

PROXY The undersigned stockholder of QUESTAR CORPORATION does hereby constitute and appoint R. D. CASH and ROBERT E. KADLEC, or either of them, the true and lawful attorney-in-fact and proxy with all the powers that the undersigned would possess, if personally present, to vote the stock of the undersigned at the Annual Meeting of Stockholders of the Company to be held at 1140 West 200 South, Salt Lake City, Utah, on Tuesday, May 15, 2001, at 10:00 a.m., local time, and at any adjournments thereof, upon the matters described in the Notice of Annual Meeting and Proxy Statement, dated April 2, 2001, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any adjournments or postponements.

                                     Dated:                             , 2001
                                     (Signature)


                                     (Signature)


                                     Please date and sign exactly as name
                                     appears hereon.  When signing as
                                     Attorney, Executor, Administrator,
                                     Trustee, Guardian, etc., give full
                                     title.  If stock is held jointly, each
                                     joint owner should sign.  If stock is
                                     owned by a corporation, please sign
                                     full corporate
                      (Please turn over)     name by duly authorized officer.


       This proxy, when properly executed will be voted in the manner directed by the stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS.

1.     To elect five directors of the Company.

       Nominees:      Teresa Beck, R. D. Cash, Gary G. Michael, Gary L.
                      Nordloh, and Scott S. Parker

       ( ) VOTE FOR all nominees listed above, except as marked to the contrary above (if any). To withhold your vote for any individual nominee, strike a line through his name in the list above.

       ( )     VOTE WITHHELD from all nominees.

2.     To approve the amendments to the Company's Long-term Stock Incentive
       Plan.

       ( )     FOR            ( )     AGAINST            ( )     ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting, or any adjournments or postponements of such meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

       Please mark if your address has changed and correct your address on the reverse side.